EXHIBIT 99.4
Service Corporation International
TENDER OF ALL OUTSTANDING
7.0% Senior Notes Due 2017
issued on June 15, 2005
in Exchange for
7.0% Senior Notes Due 2017
that Have Been Registered Under the Securities Act of 1933
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON                ●               , 2006 UNLESS EXTENDED (THE “EXPIRATION DATE”).
TENDERS IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
To Registered Holders and Depository Trust Company Participants:
      We are enclosing herewith the material listed below relating to the offer by Service Corporation International, a Texas corporation (“SCI”), to exchange its 7.0% Senior Notes due 2017 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of SCI’s issued and outstanding 7.0% Senior Notes due 2017 issued on June 15, 2005 (the “Old Notes”) upon the terms and subject to the conditions set forth in the prospectus, dated                ●               , 2006 (the “Prospectus”), and the related Letter of Transmittal (which together constitute the “exchange offer”).
      Enclosed herewith are copies of the following documents:

1. Prospectus dated ● , 2006;

2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines);

3. Notice of Guaranteed Delivery;

4. Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee;

5. Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer (included in item 4. above); and

6. Letter to the holders of Old Notes.
      We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is not conditioned upon any minimum number of Old Notes being tendered.
      Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to SCI that:

•	the New Notes acquired in exchange for Old Notes pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes;

•	the holder is not participating in, and has no arrangement with any person to participate in, the distribution of New Notes within the meaning of the Securities Act;

•	neither the holder nor any such other person is an “affiliate” (within the meaning of Rule 405 under the Securities Act) of SCI or a broker-dealer tendering Old Notes acquired directly from SCI; and

•	if the holder is not a broker-dealer, that the holder is not engaged in and does not intend to engage in the distribution of the New Notes.
      If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such Old Notes.
      The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.
      SCI will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. SCI will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.
      Additional copies of the enclosed materials may be obtained from the exchange agent by calling Global Bondholder Services Corporation at 1 (866) 873-7700 (bankers and brokers call 1 (212) 430-3774).

Very truly yours,

Service Corporation International

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